Exhibit 99.1

VERGE MEDIA COMPANIES, INC.

PART I. FINANCIAL INFORMATION
Item 1. Financial Statements

VERGE MEDIA COMPANIES, INC.
CONSOLIDATED BALANCE SHEET
(In thousands, except share and per share amounts)
(unaudited)

	September 30, 2011	December 31, 2010
Assets
Current assets:
Cash and cash equivalents	$319	$2,275
Accounts receivable, net of allowance for doubtful accounts of $158 (2011) and $175 (2010)	46,731	46,031
Prepaid expenses and other current assets	2,962	2,261
Current assets of discontinued operations	—	26,917
Total current assets	50,012	77,484

Property and equipment, net	5,795	6,351
Intangible assets, net	80,612	86,643
Goodwill	80,963	80,909
Other assets	8,947	6,078
Non-current assets of discontinued operations	—	104,724
Total assets	$226,329	$362,189

Liabilities and shareholders’ (deficit) equity
Current liabilities:
Accounts payable	$20,021	$21,190
Payable to related party	12,635	4,830
Accrued expenses and other current liabilities	7,456	7,137
Long-term debt, current portion	15,616	11,139
Current liabilities of discontinued operations	—	9,388
Total current liabilities	55,728	53,684

Long-term debt payable to related parties	105,740	94,585
Long-term debt	72,247	84,717
Deferred tax liabilities	7,612	6,545
Other long-term liabilities	1,125	987
Non-current liabilities of discontinued operations	—	3,967
Total liabilities	242,452	244,485

Commitments and contingencies

Shareholders’ (deficit) equity
Preferred stock, $.001 par value, 1,000,000 shares authorized and none issued	—	—
Common stock, $.001 par value, 6,000,000 shares authorized, 5,006,609 shares issued and outstanding	5	5
Additional paid-in capital	46,625	163,285
Accumulated deficit	(62,753)	(45,586)
Total shareholders’ (deficit) equity	(16,123)	117,704
Total liabilities and shareholders’ (deficit) equity	$226,329	$362,189
See accompanying notes to consolidated financial statements

VERGE MEDIA COMPANIES, INC.
CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands, except share and per share amounts)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Revenues	$25,019	$22,999	$66,386	$67,855

Compensation costs	8,832	8,556	26,006	25,430
Other operating costs	7,612	8,166	22,346	22,360
Station compensation costs	1,045	941	3,216	2,708
Depreciation and amortization	2,891	3,270	9,603	9,637
Transaction costs	3,245	—	3,245	—
Total operating expense	23,625	20,933	64,416	60,135

Operating income	1,394	2,066	1,970	7,720

Interest expense, net	(5,674)	(5,646)	(16,444)	(13,745)

Loss from continuing operations before income taxes	(4,280)	(3,580)	(14,474)	(6,025)
Income tax provision from continuing operations	356	360	1,067	1,055

Loss from continuing operations	(4,636)	(3,940)	(15,541)	(7,080)

Income from discontinued operations, net of income tax	(566)	1,214	(1,626)	2,578
Net loss	$(5,202)	$(2,726)	$(17,167)	$(4,502)

Loss per common share - basic and diluted:
Loss from continuing operations	$(0.93)	$(0.79)	$(3.10)	$(1.44)
Income from discontinued operations	(0.11)	0.25	(0.33)	0.52
Net loss	$(1.04)	$(0.54)	$(3.43)	$(0.92)

Weighted average shares outstanding basic and diluted	5,006,609	5,006,609	5,006,609	4,915,731

See accompanying notes to consolidated financial statements

VERGE MEDIA COMPANIES, INC.
CONSOLIDATED CONDENSED STATEMENT OF CASH FLOWS
(In thousands)
(unaudited)

	Nine Months Ended September 30,
	2011	2010
Cash Flows from Operating Activities:
Net loss	$(17,167)	$(4,502)
Adjustments to reconcile net loss to net cash provided by operating activities, net of acquisitions:
Depreciation and amortization	13,470	12,458
Non-cash interest expense	12,140	9,507
Deferred taxes	1,431	1,584
Bad debt expense	135	186
Increase in deferred rent	165	190
Gain from remeasurement of investment	—	(5,573)
Loss in investment	—	778
Change in fair value of interest rate swap	—	(910)
Changes in assets and liabilities, net of acquisitions	1,461	(4,044)
Total adjustments	28,802	14,176
Net cash provided by operating activities	11,635	9,674

Cash Flows from Investing Activities:
Acquisition of property and equipment	(2,694)	(1,586)
Internally developed software	(2,538)	(1,024)
Purchase of Formats (1)	(4,950)	—
Cash transferred to Digital Services business	(5,877)	—
Acquisition of business, net of cash acquired	(54)	(31,439)
Net cash used in investing activities	(16,113)	(34,049)

Cash Flows from Financing Activities:
Repayment of long term debt	(8,513)	(6,216)
Payment of contingent liability on acquisition	(895)	—
Principal payments of capital lease obligation	(43)	(158)
Borrowings from bank line of credit	300	—
Proceeds from long term debt	—	20,000
Proceeds from issuance PIK Notes	—	15,000
Issuance of common stock	—	6,076
Deferred financing costs	—	(1,515)
Net cash (used in) provided by financing activities	(9,151)	33,187

Net (decrease) increase in cash and cash equivalents	(13,629)	8,812
Cash and cash equivalents, beginning of period (2)	13,948	3,909
Cash and cash equivalents, end of period	$319	$12,721

(1) See Note 5 - Related Parties for additional information.
(2) Includes $11,673 and $3,375 of cash and cash equivalents included in current assets of discontinued operations in the Consolidated Balance Sheet at December 31, 2010 and 2009, respectively.

See accompanying notes to consolidated financial statements

VERGE MEDIA COMPANIES, INC.
CONSOLIDATED STATEMENT OF SHAREHOLDERS' (DEFICIT) EQUITY
(In thousands, except shares)
(unaudited)

			Additional		Total
	Common Stock		Paid-in	Accumulated	Stockholders’
	Shares	Amount	Capital	Deficit	Equity (Deficit)
Balance as of January 1, 2011	5,006,609	$5	$163,285	$(45,586)	$117,704
Net loss	—	—	—	(17,167)	(17,167)
Distribution of Digital Services business to Triton Digital (1)	—	—	(116,660)	—	(116,660)
Balance as of September 30, 2011	5,006,609	$5	$46,625	$(62,753)	$(16,123)

(1)	Triton Digital is owned by Triton Media Group, LLC which was the sole shareholder of Verge Media Companies, Inc. prior to the Merger on October 21, 2011. See Note 2 - Discontinued Operations.

See accompanying notes to consolidated financial statements

VERGE MEDIA COMPANIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share data)

Note 1 — Basis of Presentation

In this report, “Verge,” “Company,” “registrant,” “we,” “us” and “our” refer to Verge Media Companies, Inc. (together with its subsidiaries). On October 21, 2011, Verge Media Companies, Inc. merged into Merger Sub (defined below) and its name was changed to Verge Media, LLC. The accompanying unaudited consolidated financial statements have been prepared by us pursuant to the rules of the Securities and Exchange Commission (the “SEC”) and do not include the results of Westwood One, Inc. ("Westwood") our parent company, a subsidiary of which (i.e. Merger Sub) we merged into on October 21, 2011 (after the quarter ended on September 30, 2011). These financial statements should be read in conjunction with the audited financial statements and footnotes included in the Information Statement on Schedule 14-C filed by Westwood with the SEC on September 16, 2011.

Description of Business

Our Radio business creates, develops, produces and distributes programming and various related services and provides these programs and services to more than 6,000 radio stations nationwide. In exchange for the programs and services, we primarily receive air time from radio stations. In certain instances we receive cash. The programming and content includes 24/7 formats ("Formats"), prep services, imaging and jingles, satellite services and long-form and short-form programming. We have a number of independent producer clients that provide programming and services to radio stations. We produce more than 100 different programs and services. We aggregate the air time we receive with air time received from our clients and sell that air time to national advertisers. We had one operating segment at September 30, 2011. We have no operations outside the United States.

As described in more detail under Note 2 - Discontinued Operations, on July 29, 2011, our Board of Directors approved a spin-off of the Digital Services business to a related entity owned by our shareholders. For all periods presented in this report, the results of the Digital Services business are presented as a discontinued operation and will be presented as discontinued operations in all future filings in accordance with generally accepted accounting principles in the United States. The Digital Services business provides streaming, measurement, advertising management and monetization and audience engagement solutions, which cover database, audience and web management systems, to thousands of radio stations worldwide.

On October 21, 2011, we closed our merger (the "Merger") with Westwood pursuant to the Agreement and Plan of Merger (the "Merger Agreement") we entered into on July 30, 2011. As part of the Merger, the debt of the Company and Westwood was repaid and the new company (post-merger) entered into new credit facilities as described in more detail below in Note 12 - Subsequent Events.

The Merger will be accounted for as a reverse acquisition of Westwood by Verge under the acquisition method of accounting in conformity with the Financial Accounting Standards Board ("FASB") Accounting Standards Codification (ASC) 805 Business Combinations. Under such guidance, the transaction will be recorded as the acquisition of Westwood by us. Upon consummation of the acquisition, the historical accounting of the Company will be that of Verge and the acquisition purchase price of Westwood will be recorded based on the fair value of Westwood on the date of acquisition. The purchase price will be allocated to the assets and liabilities of Westwood based on the fair value of such assets and liabilities with any residual value recorded in goodwill.

Financial Statement Presentation

The accompanying unaudited consolidated financial statements include our accounts and our wholly-owned subsidiaries. All significant inter-company balances and transactions have been eliminated in consolidation. They have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and accordingly, do not contain all disclosures required by accounting principles generally accepted in the United States for complete financial statements.

The preparation of interim financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ materially from the estimates. The results of operations for the three and nine-months ended September 30, 2011 and 2010 are not necessarily indicative of those for a full fiscal year. The data contained in these financial statements are unaudited and are subject to year-end adjustments. However, in the opinion of management, all known adjustments (which consist only of normal recurring accruals) have been made to present fairly the consolidated balance sheet, consolidated statement of operations and consolidated condensed statement of cash flows.

Certain amounts in previously issued financial statements have been reclassified to conform to 2011 presentation. These reclassifications had no effect on previously reported net income.

Earnings Per Share

Basic earnings per share excludes the effect of common stock equivalents and is computed by dividing income available to common stockholders (the numerator) by the weighted-average number of common shares outstanding (the denominator) during the period. Shares issued during the period and shares re-acquired during the period are weighted for the portion of the period that they were outstanding. Diluted earnings per share reflects the potential dilution that could result if securities or other contracts to issue common stock were exercised or converted into common stock. For the three and nine month periods ended September 30, 2011 and 2010, the Company had no common stock equivalents.

Recent Accounting Pronouncements

The adoption of the following accounting standards and updates did not result in a significant impact to the consolidated financial statements:

In September 2011, FASB issued Accounting Standards Update ("ASU") No. 2011-08, Intangibles—Goodwill and Other (Topic 350): Testing Goodwill for Impairment.  This update simplifies how an entity tests goodwill for impairment.  It provides an option to first assess qualitative factors to determine whether it is necessary to perform the two-step quantitative goodwill impairment test. Given this option, an entity no longer would be required to calculate the fair value of a reporting unit unless the entity determines, based on that qualitative assessment, that it is more likely than not that its fair value is less than its carrying amount. The updates will be effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011.  Early adoption is permitted. We will adopt this standard during our fourth quarter impairment review process. We do not expect adoption of this standard to have a material impact on our consolidated results of operations and financial condition.

In June 2011, FASB issued ASU No. 2011-05, Comprehensive Income (Topic 220): Presentation of Comprehensive Income. The new guidance eliminates the current option to report other comprehensive income and its components in the statement of stockholders' equity. Instead, the new rule will require an entity to present net income and other comprehensive income in one continuous statement, referred to as the statement of comprehensive income, or in two separate, but consecutive statements. While the new guidance changes the presentation of comprehensive income, there are no changes to the components that are recognized in net income or other comprehensive income under current accounting guidance. This new guidance is effective for fiscal years and interim periods beginning after December 15, 2011. We expect to adopt this new rule in the first quarter of 2012. While the adoption of this new rule will change the presentation of comprehensive income, we do not believe it will impact the determination of our results of operations, cash flows, or financial position.

In May 2011, FASB issued guidance to clarify and revise the requirements for measuring fair value and for disclosing information about fair value measurements. We will adopt this guidance prospectively beginning in fiscal 2012. We do not expect the adoption to have a material impact on our consolidated results of operations or financial position.

Effective January 1, 2011, we adopted new guidance for multiple-deliverable revenue arrangements and certain arrangements that include software elements. The new guidance for multiple-deliverable revenue arrangements requires entities to allocate revenue in an arrangement within the scope of the guidance using estimated selling prices based on a selling price hierarchy. It also eliminates the residual method of revenue allocation and requires revenue to be allocated using the relative selling price method. Application of the new guidance did not have a material effect on our financial statements.

Note 2 — Discontinued Operations

On July 29, 2011, the operations of the Company's Digital Services business were spun-off to a related entity, Triton Digital, Inc. (“Triton Digital”) that was owned by Triton Media Group, LLC (“Triton Media”) our sole shareholder. As part of the spin-off, Verge Media, Inc. (our wholly-owned subsidiary) indemnified Triton Media for damages resulting from claims (subject to limited carve-outs) arising from or directly related to the Radio network business of us, Verge Media, Inc. or any of our respective subsidiaries (other than digital companies), provided such claims are made on or before April 30, 2013. We spun-off the Digital Services business's net assets with a carrying value of $116,660 to Triton Digital as of September 30, 2011. Subsequently, on October 20, 2011, the Company agreed to distribute during the fourth quarter of 2011, $4,801 related to our inter-company payables and receivables that were outstanding between the Radio and Digital Services business (with a net amount of obligations in favor of the Digital Services business of $4,801, which amount is included in payable to related party in the consolidated balance sheet) to Triton Digital.

Our financial statements as of September 30, 2010 and for the three and nine months then ended and as of December 31, 2010 are presented with the Digital Services business as a discontinued operation. We were not required to amend or pay down our existing debt in connection with the spin-off of the Digital Services business and have not allocated interest expense to the discontinued operations accordingly. We have not allocated any corporate overhead to the discontinued operations. We have not had any significant continuing involvement in the Digital Services business since the spin-off. We have continuing activities and cash flows related to the Digital Services business through the Digital Reseller Agreement (see Note 5 - Related Party Transactions) which was entered into on July 29, 2011 and has a four-year term. Under this agreement we agreed to provide, at our sole expense and on an exclusive basis (subject to certain exceptions), services to Triton Digital customarily rendered by terrestrial network radio sales representatives in the United States in exchange for a commission. For the three and nine months ended September 2011, these commissions were $415.

The results of the Digital Services business included in discontinued operations for all periods presented are as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Revenue	$3,139	$9,379	$23,543	$22,388
Operating costs	3,043	7,529	20,964	16,427
Depreciation and amortization	609	523	3,867	2,821
Interest expense (income)	1	(68)	(26)	34
(Loss) income from discontinued operations, before provision for income taxes	(514)	1,395	(1,262)	3,106
Income tax provision from discontinued operations	52	181	364	528
Net (loss) income from discontinued operations	$(566)	$1,214	$(1,626)	$2,578

The assets and liabilities of the Digital Services business presented in discontinued operations in the consolidated balance sheet as of December 31, 2010 are as follows:

December 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$11,673
Accounts receivable, net of allowance for doubtful accounts	9,541
Receivable from related party	4,830
Prepaid and other assets	873
Total current assets discontinued operations	26,917
Property and equipment, net	2,034
Intangible assets, net	31,006
Goodwill	70,043
Other assets	1,641
Total non-current assets discontinued operations	$104,724
Total assets discontinued operations	$131,641
LIABILITIES
Current liabilities:
Accounts payable	$973
Producer payable	1,010
Accrued and other current liabilities	7,405
Total current liabilities discontinued operations	9,388
Deferred tax liability	3,808
Other liabilities	159
Total non-current liabilities discontinued operations	3,967
Total liabilities discontinued operations	$13,355

Note 3 — Intangible Assets

On an annual basis as of December 31, or more frequently upon the occurrence of certain events, we are required to perform impairment tests on our identified intangible assets with indefinite lives, including goodwill. Intangible assets with definite lives are tested for impairment when events and circumstances indicate that the carrying amount may not be recoverable.

Intangible assets consist of the following:

		As of September 30, 2011			As of December 31, 2010
	Estimated Life	Gross Carrying Value	Accumulated Amortization	Net Carrying Value	Gross Carrying Value	Accumulated Amortization	Net Carrying Value
Advertiser and producer relationships	15 years	$103,901	$(24,921)	$78,980	$103,901	$(19,726)	$84,175
Trade names	4 to 5 years	1,780	(1,324)	456	1,780	(1,051)	729
Customer relationships	4 years	400	(125)	275	400	(50)	350
Technology	8 years	410	(64)	346	410	(26)	384
Beneficial lease interests	7 years	1,200	(680)	520	1,200	(549)	651
Non-compete agreements	4 years	1,700	(1,665)	35	1,700	(1,346)	354
		$109,391	$(28,779)	$80,612	$109,391	$(22,748)	$86,643

Amortization expense of intangible assets was $2,011 and $6,031 for the three and nine month periods ended September 30, 2011, respectively, and $2,001 and $5,946 for the three and nine month periods ended September 30, 2010, respectively.

Note 4 — Goodwill

Goodwill represents the excess of cost over fair value of net assets of businesses acquired. In accordance with authoritative guidance, the value assigned to goodwill is not amortized to expense, but rather the estimated fair value of the reporting unit is compared to its carrying amount on at least an annual basis to determine if there is a potential impairment. If the fair value of the reporting unit is less than its carrying value, an impairment loss is recorded to the extent that the implied fair value of the reporting unit goodwill is less than its carrying value. On an annual basis as of December 31, or more frequently if upon the occurrence of certain events, we are required to perform impairment tests on our goodwill.

The change in carrying amount of goodwill (after spin-off and reclassification of the discontinued Digital Services business) is as follows:

Balance as of December 31, 2010	$80,909
Backtrax additional consideration	54
Balance as of September 30, 2011	$80,963

Note 5 — Related Party Transactions

Management Agreement

From 2006 to 2011, we managed and operated eight Formats pursuant to a Management Agreement with Westwood. Under the agreement, we had the option to purchase the Formats for $4,950 in 2011. On July 29, 2011, we exercised our option and paid $4,950 for the Formats which amount is included in other assets in the consolidated balance sheet as of September 30, 2011. This pre-existing relationship is subject to ASC 805 - Business Combinations and to the extent such amount is representative of a favorable or unfavorable settlement of a pre-existing relationship, we will recognize a gain or loss as of the date of the Merger.

Digital Reseller Agreement

On July 29, 2011, we entered into a Digital Reseller Agreement with Triton Digital, pursuant to which we agreed to provide, at our sole expense and on an exclusive basis (subject to certain exceptions), for four years, services to Triton Digital customarily rendered by terrestrial network radio sales representatives in the United States in exchange for a commission.

Transition Services

On July 29, 2011, we entered into a transition services agreement with Triton Digital to provide it with access to and use of certain premises leased by us and related services for a monthly fee income of $22 plus related facilities expenses.  This agreement is effective until such time as the support and use of the various facilities is terminated. The termination date may occur at various times but no later than April 2014. Any termination earlier than the stated termination date must be mutually agreed upon by the parties. Fees related to the transition services were $49 for the three and nine months ended September 30, 2011 and are included as credits in other operating costs in the consolidated statement of operations.

Senior Notes

Prior to the Merger, senior notes, classified as long-term debt payable to related parties in the consolidated balance sheet, were held by our major shareholders, Oaktree Capital Management, L.P. ("Oaktree") and Black Canyon Capital LLC ("Black Canyon") and certain members of management. As of September 30, 2011 and December 31, 2010 the total amount of Senior Notes issued by us to the aforementioned related parties were $105,740 and $94,585, respectively. Interest expense related to these senior notes of $11,319 and $8,914 was accrued for the nine months ended September 30, 2011 and 2010, respectively. These notes were repaid upon the Merger. See Note 6 - Debt for additional details on these senior notes.

A summary of related party revenue, operating expense (credits) and interest expense is as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Revenue - Digital Reseller Agreement	$415	$—	$415	$—

Operating expense - Transition services fees	$(49)	$—	$(49)	$—
Operating expense - Streaming expense	$24	$4	$9	$4
Interest expense - Senior Notes	$3,926	$3,385	$11,319	$8,914

Note 6 — Debt

As described in Note 1 - Basis of Presentation above, as part of the Merger that closed on October 21, 2011, the debt of Westwood was repaid and the new company (post-merger) entered into new credit facilities as described in more detail below in Note 12 - Subsequent Events.

Line of Credit

Excelsior Radio Networks, LLC. (“Excelsior”), one of our subsidiaries, had a $15,000 line of credit with a financial institution with an interest rate at the lower of 4.75% above LIBOR or 3.75% above the prime rate at September 30, 2011 and December 31, 2010. During the nine months ended September 30, 2010, the interest rate varied from 4.74% to 5.75% or 3.5% to 3.75% above the prime rate depending on Excelsior's leverage ratio at the time the loan was drawn; and during the nine-months ended September 30, 2011, the interest rate varied from 4.25% to 4.75% above the LIBOR or 3.5% to 3.75% above the prime rate depending on Excelsior's leverage ratio at the time the loan was drawn. The line was collateralized by all the assets of Excelsior and cross-collateralized with the term loan. At September 30, 2011, $300 was outstanding under this line of credit. A portion of the credit line, $763 at September 30, 2011 and December 31, 2010, was set aside as a letter of credit to collateralize Excelsior's lease for its New York office space. As of September 30, 2011 and December 31, 2010, $13,937 and $14,237, respectively, under the line of credit was available to Excelsior. The line of credit was subject to certain financial covenants and certain fees on the unused balance.

In connection with the Merger, the line of credit and letter of credit were closed on October 21, 2011 prior to the stated expiration date of June 20, 2013. See Note 12 - Subsequent Events for further details.

Senior Notes

Prior to the Merger, as described in Note 5 - Related Party Transactions above, we had senior notes held by our major shareholders, Oaktree and Black Canyon, certain members of management and others. There were two tranches of notes (collectively, the "senior notes"); the first due November 1, 2013 with an interest rate of 14.5% and the other due October 31, 2013 with an interest rate of 15.5%. In each case, interest compounded quarterly and was payable in kind ("PIK") until the principal and accrued interest became due at maturity. The senior notes are shown on the consolidated balance sheet as long-term debt payable to related party and as part of long-term debt. As of September 30, 2011, the anticipated principal and interest payable at maturity on the November 1, 2013 notes was $92,449 and on the October 31, 2013 notes was $53,561. The amount of the interest accrued on each quarterly interest payment date was capitalized as principal. In the event of a default, the annual interest rate would increase by 2%. The senior notes contained certain financial and restrictive covenants, including restriction on the sale of assets, an offer to repurchase upon change of control, covenants on use of proceeds and maintenance of certain financial ratios.

The senior notes also contained redemption features where we had the option to redeem any portion of the outstanding balance of the notes and capitalized interest thereon at 105%, 102.5% and 100% after June 15, 2011, 2012, and 2013, respectively. In May 2010, we borrowed $15,000 under the senior notes to finance an acquisition that was then spun-off to Triton Digital.

At September 30, 2011, the outstanding balance of the two tranches of senior notes was $39,618 for the November 1, 2013 notes (interest at 14.5%) and $67,306 for the October 31, 2013 notes (interest of 15.5%). At December 31, 2010, the outstanding balance of the senior notes was $35,656 with interest at 14.5% and $60,051 with interest of 15.5%. PIK interest expense during the nine months ended September 30, 2011 and 2010 was $11,319 and $8,914, respectively.

Note Payable

As of September 30, 2011 and December 31, 2010, the outstanding balance under the term loan was $86,379 and $94,734, respectively. These balances reflect a $8,355 pay down on the term loan during the nine months ended September 30, 2011. The loan was subject to quarterly principal payments with a balloon payment at maturity in June 2013 and the interest rate was reset quarterly. The loan was subject to certain financial covenants, including maximum leverage ratios and minimum fixed charges. We were also subject to contingent principal payments based on excess cash flows (calculated annually), as defined in the note agreement. Borrowings were collateralized by substantially all the assets of Excelsior and were cross-collateralized with the line of credit.

At September 30, 2011 and December 31, 2010, the interest rate was 5.75% with interest payable quarterly at a rate of 4.75% above a LIBOR floor of 1%. If the three-month Eurodollar base rate was in excess of 4% for 30 consecutive days, we were required to maintain interest rate protection agreements covering a notional amount of not less than 50% of all outstanding indebtedness at that time. The weighted-average interest rate for the nine months ended September 30, 2011 and 2010 was 5.59% and 5.65%, respectively.

Aggregate future required principal payments of all long-term debt at September 30, 2011 were as follows:

Years ended December 31,	Long-Term Debt Maturities
October 1, 2011 to December 31, 2011	$3,085
2012	16,708
2013	173,810
$193,603

Deferred financing costs are amortized under the interest method over the term of the debt. Amortization expense was $299 and $235 for the three months ended September 30, 2011 and 2010, respectively, and $924 and $687 for the nine months ended September 30, 2011 and 2010, respectively, and was included in interest expense, net in the consolidated statements of operations. During the fourth quarter of 2011, we expensed $1,759 of unamortized deferred financing costs (included in other assets in the consolidated balance sheet) in connection with the debt that was paid as part of the Merger that closed on October 21, 2011.

The variable rate debt exposed us to variability in interest payments due to changes in interest rates. In certain circumstances, we were required under the term loan to limit the variability of our interest payments. Accordingly, on occasion we entered into interest rate swap agreements to manage fluctuations in cash flows by converting variable-rate cash flow exposures on the debt obligations to fixed cash flows. As of September 30, 2011 and December 31, 2010, we were not party to any interest rate swap agreements.

Note 7 — Fair Value

Fair value of financial and non-financial assets and liabilities is defined as an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. The three-tier hierarchy for inputs used in measuring fair value, which prioritizes the inputs used in the methodologies of measuring fair value for assets and liabilities, is as follows:
Level 1 - Quoted prices in active markets for identical assets or liabilities
Level 2 - Observable inputs other than quoted prices in active markets for identical assets and liabilities
Level 3 - No observable pricing inputs in the market
Financial assets and financial liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurements. Our assessment of the significance of a particular input to the fair value measurements requires judgment and may affect the valuation of the assets and liabilities being measured and their placement within the fair value hierarchy.
The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

Our financial instruments consist primarily of cash and cash equivalents, restricted investment, accounts receivable, accounts payable, producer payables, accrued expenses, long-term debt and interest rate swap contracts. The carrying values of our cash and cash equivalents, restricted investment, accounts receivable, accounts payable, producer payables and accrued expenses approximate fair value due to the short maturity of these instruments. The fair values of some investments are estimated based on quoted market prices for those or similar investments. For other investments for which there are no quoted market prices, a reasonable estimate of fair value could not be made without incurring excessive costs.

Considerable judgment is required in interpreting market data to develop estimates of fair value. The fair value estimate presented herein is not necessarily indicative of the amount that we or our debt holders could realize in a current market exchange. The use of different assumptions and/or estimation methodologies may have a material effect on the estimated fair value.

For contingent consideration related to a business combination, we will pay the seller in cash an amount equal to 65% of the amount by which the acquired revenues from July 1, 2011 to June 30, 2012 exceed the revenue from July 1, 2010 to June 30, 2011. Fair value of the liability is estimated using discounted forecasted revenues.

The following table sets forth our financial assets and liabilities that were accounted for at fair value on a recurring basis:

	As of September 30, 2011			As of December 31, 2010
	Level 1	Level 2	Level 3	Level 1	Level 2	Level 3
Assets
Cash and cash equivalents	$319	$—	$—	$2,275	$—	$—
Restricted investments (1)	538	—	—	538	—	—
Total assets	$857	$—	$—	$2,813	$—	$—

Liabilities
Liability for contingent consideration	$—	$—	$105	$—	$—	$1,000
	$—	$—	$105	$—	$—	$1,000

(1) included in other assets in the consolidated balance sheet

The following table presents our liability for contingent payments on acquisition measured at fair value on a recurring basis using significant unobservable inputs (Level 3):

	September 30, 2011	December 31, 2010
Balance at the beginning of the period	$1,000	$—
Payments made	(895)	—
Business acquired	—	1,000
Balance at the end of the period	$105	$1,000

Note 8 — Shareholders' (Deficit) Equity

On May 28, 2010, we amended and restated our Articles of Incorporation and increased our authorized shares of Common Stock from 5,000,000 shares to 6,000,000 shares, $0.001 par value per share, and issued 168,773 shares of common stock for $6,076.

On July 29, 2011, as discussed in Note 2 - Discontinued Operations above, we distributed the Digital Services business to Triton Digital. The carrying value of the net assets distributed was $116,660 and is shown as a reduction of additional paid-in capital in the consolidated balance sheet.

Note 9 — Income Taxes

The income tax provision for continuing operations for the three and nine months ended September 30, 2011 was the result of the provision for state and local taxes (taxes that are paid in lieu of income taxes and are accounted for under ASC 740). The tax amortization of goodwill, a portion of which is not presumed to reverse in a definite period of time and therefore, cannot be utilized to support our deferred tax assets under ASC 740. The income tax provision from continuing operations were $356 and $1,067 for the three months and nine months ending September 30, 2011, respectively.

We evaluate deferred tax assets for recoverability using a consistent approach which considers the relative impact of negative and positive evidence, including historical financial performance, projections of future income, future reversals of existing taxable temporary differences, tax planning strategies and any available carryback capacity.

Based on the fact that we have cumulative book and tax losses, and expect those trends to continue, we determined that it is more-likely-than-not that we will be unable to utilize our deferred tax assets, and we continue to fully reserve our deferred tax assets.

In connection with the Merger Agreement executed by us on July 29, 2011, we restructured our principal business and spun-off our Digital Services business. These transaction steps were generally considered tax-free, except for the sale of our Digital Services business to a new consolidated tax group, which was taxable and triggered the realization of our net deferred tax liabilities. The tax impacts of this taxable transaction were charged to the equity of the Digital Services business that was distributed to the new consolidated group, Triton Digital, consistent with ASC 740's approach to record the tax impacts of transactions between entities that are under common control.

We also provided a tax provision for discontinued operations for the three and nine months ended September 30, 2011 that was the result of the tax amortization of goodwill for a seven-month period prior to the distribution of the Digital Services business to Triton Digital. The income tax provision from discontinued operations totaled $52 and $364 for the three months and nine months ended September 30, 2011, respectively.

We have not provided any tax reserves under ASC 740-10 and consider our tax positions to be highly certain. We are presently being audited by the Internal Revenue Service for the year ended December 31, 2008. All tax years prior to 2008 are closed.

Note 10 — Transaction Costs

The transaction costs line item on the Consolidated Statement of Operations is comprised of the transaction costs related to the Merger that closed on October 21, 2011. These expenses were $3,245 for the three and nine month periods ended September 30, 2011 and were principally fees for professional services.

Note 11 — Commitments and Contingencies

Operating Leases

We lease office space, as well as telecommunications, office equipment and satellite communications under various operating lease agreements, which expire at various dates through 2022. Certain lease agreements are non-cancellable with aggregate minimum lease payment requirements and contain certain escalation clauses.

We incurred aggregate rent expense under our operating leases of $1,422 and $1,612 for the three months ended September 30, 2011 and 2010, respectively, and $3,866 and $4,751 for the nine months ended September 30, 2011 and 2010, respectively. We earned sublease income of $279 and $285 for the three months ended September 30, 2011 and 2010, respectively, and $838 and

$855 for the nine months ended September 30, 2011 and 2010, respectively.

Future minimum rental payments and future minimum sublease income to be received under non-cancellable operating leases consisted of the following at September 30, 2011.

	Future Minimum Rental Payments	Future Minimum Sublease Income
October 1, 2011 to December 31, 2011	$1,289	$(270)
2012	5,026	(1,138)
2013	4,816	(1,311)
2014	3,998	(1,311)
2015	4,007	(1,311)
2016	2,940	(218)
2017 and thereafter	8,887	—
	$30,963	$(5,559)

Capital Leases

We have leased office equipment under capital leases. As of December 31, 2010, $48 was payable under these capital leases. As of September 30, 2011, all capital leases had expired.

Guarantee Payments

We have an agreement with a specific producer that requires annual guaranteed payments and expires on December 31, 2014. Future annual guaranteed payments for such producer are as follows:

October 1, 2011 to December 31, 2011	$775
2012	3,200
2013	3,300
2014	3,400
$10,675

Employment Agreements

We have employment agreements with certain of our executives, which provide for annual compensation plus, in most cases, bonuses and other benefits. As of September 30, 2011, future minimum annual payments under these agreements were as follows:

October 1, 2011 to December 31, 2011	$656
2012	1,073
$1,729

Legal Matters

From time to time, we are named as a defendant in certain lawsuits. Our management's opinion is that the outcome of such litigation will not materially affect our consolidated financial position or our results of operations or cash flows.

Note 12 — Subsequent Events

On October 21, 2011, we announced the consummation of the transactions contemplated by the Merger Agreement, dated as of July 30, 2011 (as amended, the "Merger Agreement"), by and among Westwood, Radio Network Holdings, LLC, a Delaware corporation (since renamed Verge Media Companies LLC, "Merger Sub"), and Verge. Verge merged with and into Merger Sub, with Merger Sub continuing as the surviving company.

Pursuant to the Merger Agreement and in connection with the Merger, each issued and outstanding share of previously existing Westwood common stock (22,667,591 shares) was reclassified and automatically converted into one share of Class A Common

Stock without any further action on the part of the holders of Westwood common stock. In connection with the Merger, each outstanding share of common stock of Verge was automatically converted into and exchanged for the right to receive 6.838482776 shares of Class B Common Stock. Westwood issued 34,237,638 shares of Class B Common Stock to Verge stockholders, representing approximately 59% of the issued and outstanding shares of common stock of Westwood on a fully diluted basis. No fractional shares of Class B Common Stock were issued in connection with the Merger and holders of fractional shares of Class B Common Stock received a whole share of Class B Common Stock in lieu thereof. In connection with the Merger, Westwood also issued 9,691.374 shares of Series A Preferred Stock of the Company (the “Series A Preferred Stock") to Verge stockholders, as calculated in accordance with the Merger Agreement. The consideration received from the Merger as of the closing date is approximately $91,500, which equals the market value of Westwood as of the date of the Merger.  The market value was determined by multiplying the number of outstanding shares of Westwood Class A common stock by the closing price of the stock on October 21, 2011 (the date the Merger closed), and adding the value of the Series A Preferred Stock (calculated by multiplying the number of such preferred shares by the liquidation preference of $1,000 per share). In addition, the Company, Westwood, Gores and Triton Media entered into the Indemnity and Contribution Agreement, dated as of July 30, 2011 and amended on October 21, 2011, whereby under certain circumstances and subject to certain limitations, Triton Media agreed to indemnify Westwood if Westwood suffers any losses arising from or directly related to the Digital Services business, and Gores agreed to indemnify Triton Media if Westwood suffers any losses arising from or directly related to Westwood's sale of its Metro Traffic Business.

As part of the Merger, the existing debt was paid and as subsidiary guarantor, we entered into new credit agreements that are described below.

New Credit Agreements

On October 21, 2011, in connection with the consummation of the Merger, Westwood as borrower and we, as a subsidiary guarantor, entered into (1) a First Lien Credit Agreement, (as amended, the “New First Lien Credit Agreement”) and (2) a Second Lien Credit Agreement, (as amended, the “New Second Lien Credit Agreement” and, together with the New First Lien Credit Agreement, the “New Credit Agreements”). As described below, the New Credit Agreements were amended on November 7, 2011.

General Terms

The New First Lien Credit Agreement provides for (1) a term loan in an aggregate principal amount of $155,000 (the “New First Lien Term Loan Facility”), (2) a $25,000 revolving credit facility, $5,000 of which is available for letters of credit (the “New First Lien Revolving Credit Facility” and, together with the New First Lien Term Loan Facility, the “New First Lien Credit Facilities”) and (3) an uncommitted incremental facility in the amount of up to $25,000, of which $10,000 may be used to increase the amount of the New First Lien Revolving Credit Facility. The New Second Lien Credit Agreement provides for a term loan in an aggregate principal amount of $85,000 (the “New Second Lien Term Loan Facility” and, together with the New First Lien Term Loan Facility, the “New Term Loan Facilities”; the New Term Loan Facilities collectively with the New First Lien Revolving Credit Facility, the “New Credit Facilities”). Concurrently with the consummation of the Merger, the full amount of the New Term Loan Facilities was drawn, $9,600 in revolving loans were drawn, and approximately $2,020 of letters of credit were either rolled into the New First Lien Credit Facilities or issued in order to backstop existing letters of credit under Westwood's or Excelsior’s prior credit agreements, both of which were repaid as of the consummation of the Merger.

The New First Lien Revolving Credit Facility has a five-year maturity. The New First Lien Term Loan Facility also has a five-year maturity. The New Second Lien Term Loan Facility has a five-year nine-month maturity. The principal amount of the New First Lien Term Loan Facility amortizes in quarterly installments equal to 2.5% (per annum) of the original principal amount of the New First Lien Term Loan Facility payable beginning March 31, 2012 and increases by an additional 2.5% per year for the first four and three-quarter years, with the balance payable at maturity. The entire amount of the New Second Lien Term Loan Facility is payable at maturity.

Subject to certain exceptions, the New Credit Facilities are subject to mandatory prepayments in amounts equal to: (a) 100% of the net cash proceeds from certain sales or other dispositions of assets (including as a result of casualty or condemnation) by us or any of our subsidiaries in excess of a certain amount and subject to customary reinvestment provisions and certain other exceptions; (b) 100% of the net cash proceeds from issuances or incurrences of debt by us or any of our subsidiaries (other than indebtedness permitted by the New Credit Agreements); and (c) beginning with the first full fiscal year after the closing date (2012), 75% of our annual excess cash flow. Unless the lenders under the New First Lien Credit Facilities waive mandatory prepayments, no prepayments are required under the Second Lien Term Loan Facility until the New First Lien Credit Facilities have been repaid in full.

In connection with the Merger and pursuant to a Letter Agreement, dated as of July 30, 2011 (the “Letter Agreement”), by and among the Company, Gores, certain entities affiliated with Oaktree, and certain entities affiliated with Black Canyon, we also issued $30,000 in aggregate principal amount of Senior Subordinated Unsecured PIK Notes (the “PIK Notes”) to Gores, certain entities affiliated with Oaktree and certain entities affiliated with Black Canyon. The PIK Notes are unsecured, accrue interest at the rate of 15% per annum, mature on the sixth year three month anniversary of the issue date and are subordinated in right of payment to the New Credit Facilities.

On November 7, 2011, Westwood entered into a (1) First Amendment to the First Lien Credit Agreement, dated as of November 7, 2011, with the lenders party thereto (the “First Lien Amendment”) and (2) First Amendment to the Second Lien Credit Agreement, dated as of November 7, 2011, with the lenders party thereto (the “Second Lien Amendment”).  Such amendments, among other things:  (1) require Westwood, after giving effect to any permitted acquisition under the First Lien Credit Agreement and Second Lien Credit Agreement, to (a) have liquidity of $10,000 and (b) have a Consolidated Leverage Ratio of at least 0.25 to 1.00 less than the level otherwise required to be met for the most recently completed fiscal quarter for which financial statements have been or were required to be delivered, and (2) cap the amount of pro-forma adjustments to Consolidated EBITDA that we can claim as a result of, or in connection with, a permitted acquisition at 25% of the Consolidated EBITDA of the target entity.

Covenants

The New Credit Agreements contain a number of customary affirmative and negative covenants that, among other things, will limit or restrict Westwood's and its subsidiaries' (of which we are one) ability to: incur additional indebtedness (including guarantee obligations); incur liens; engage in mergers, consolidations, liquidations and dissolutions; sell assets; pay dividends and make other payments in respect of capital stock; make capital expenditures; make acquisitions, investments, loans and advances; pay and modify the terms of certain indebtedness; engage in certain transactions with affiliates; enter into certain speculative hedging arrangements; enter into negative pledge clauses and clauses restricting subsidiary distributions; change our lines of business; and change our accounting fiscal year, name or jurisdiction of organization. The affirmative and negative covenants in the New Second Lien Credit Agreement are substantially similar to the New First Lien Credit Agreement, with customary cushions and setbacks. In addition, under the New Credit Agreements, we will be required to maintain a specified minimum Consolidated Interest Coverage Ratio and not exceed a specified Maximum Consolidated Leverage Ratio. Minimum Consolidated Interest Coverage Ratio is defined as Consolidated EBITDA divided by Consolidated Cash Interest Expense and Maximum Consolidated Leverage Ratio is defined as Consolidated Total Debt divided by Consolidated EBITDA.

Interest Rate

As of the closing date, at Westwood's election, the interest rate per annum applicable to the loans under the New Credit Facilities will be based on a fluctuating rate of interest determined by reference to either (1) a base rate determined by reference to the higher of (a) the prime rate, (b) the federal funds effective rate plus 0.50% and (c) (x) a Eurodollar rate applicable for an interest period of one month plus (y) 1.00%, in each case, plus an applicable margin or (2) a Eurodollar rate determined by reference to LIBOR, adjusted for statutory reserve requirements, plus an applicable margin. As of the closing date, the New First Lien Credit Facilities have applicable margins equal to 5.50%, in the case of base rate loans, and 6.50%, in the case of the Eurodollar rate for Eurodollar rate loans, and the New Second Lien Term Loan Facility has applicable margins equal to 10.50%, in the case of base rate loans, and 11.50%, in the case of Eurodollar rate loans. Borrowings under (a) the New First Lien Credits Facilities will be subject to a floor of 1.50% in the case of Eurodollar loans and (b) the New Second Lien Term Loan Facility will be subject to a floor of (x) 2.50% in the case of the base rate for base rate loans and (y) 1.50% in the case of the Eurodollar rate for Eurodollar loans.

Based on current rates, the annual rates of interest currently applicable to the New Credit Facilities are: 8.0% on the New First Lien Term Loan Facility (including the revolving credit facility) and 13.0% on the New Second Lien Term Loan Facility.

Guaranty Agreements

In connection with the New First Lien Credit Facilities, Westwood and certain of its subsidiaries (including us) (the “Subsidiary Guarantors”) entered into a Guaranty and Security Agreement (the “First Lien Guaranty and Security Agreement”), securing substantially all of Westwood's and each guarantor’s tangible and intangible assets.

Outstanding Balances

As of December 2, 2011, there was $155,000 outstanding under the New First Lien Term Facility, $85,000 outstanding under the New Second Lien Term Loan Facility, $30,000 outstanding under the PIK Notes and $4,600 outstanding under the $25,000 revolving credit facility (not including $2,020 in letters of credit used as security on various leased properties and issued thereunder).

Item 2.     Management's Discussion and Analysis of Financial Condition and Results of Operations
(In thousands except share and per share amounts)

EXECUTIVE OVERVIEW

Verge Media Companies, Inc. (together with its subsidiaries, “Verge,” “Company,” “registrant,” “we,” “us” and “our”) consisted of our Radio business that creates, develops, produces and syndicates programming as well as various related services and provides these programs and services to more than 6,000 radio stations nationwide. In exchange for the programs and services, we primarily receive air time from radio stations. In certain instances we receive cash. The programming and content includes 24/7 formats ("Formats"), prep services, imaging and jingles, satellite services and long-form and short-form programming. We have a number of independent producer clients that provide programming and services to radio stations. We produce more than 100 different programs and services. We aggregate the air time we receive with the air time received from our clients and sell that air time to national advertisers. We have one operating segment. We have no operations outside the United States.

As described in more detail under Note 2 - Discontinued Operations, on July 29, 2011, our Board of Directors approved a spin-off of the Digital Services business to a related entity (Triton Digital) owned by our sole shareholder, Triton Media. For all periods presented in this report, the results of the Digital Services business are presented as a discontinued operation and will be presented as discontinued operations in all future filings in accordance with generally accepted accounting principles in the United States.

On October 21, 2011, we announced the consummation of the transactions contemplated by the Merger Agreement, dated as of July 30, 2011 (as amended, the "Merger Agreement"), by and among Westwood One, Inc. ("Westwood"), Radio Network Holdings, LLC, a Delaware corporation (since renamed Verge Media Companies, LLC, the "Merger Sub"), and Verge. Verge merged (the "Merger") with and into Merger Sub, with Merger Sub continuing as the surviving company. The description of our businesses below is as of September 30, 2011, before the Merger was consummated.

The following discussion should be read in conjunction with our unaudited condensed consolidated financial statements and notes thereto included elsewhere in this report and in conjunction with the audited financial statements and footnotes included in the Information Statement on Schedule 14-C filed by Westwood with the Securities and Exchange Commission (the "SEC") on September 16, 2011. The financial statements included herein do not incorporate the results of Westwood, as our Merger did not close until after the end of the third quarter.

Overview

Verge derives substantially all of its revenue from the sale of 30 second and 60 second commercial air time to advertisers. Verge’s advertisers who target national audiences generally find this air time is a cost effective way to reach their target consumers. They purchase 30 or 60 second advertisements, which are principally broadcast in Verge's news, talk, sports, music and entertainment related programming and content. Verge’s revenues are influenced by a variety of factors, including but not limited to: (1) economic conditions and the relative strength or weakness in the United States economy; (2) advertiser spending patterns, the timing of the broadcasting of its programming, principally the seasonal nature of sports programming and the perceived quality and cost-effectiveness of its programming by advertisers and affiliates; (3) advertiser demand on a local/regional or national basis for radio related advertising products; (4) increases or decreases in its portfolio of program offerings and the audiences of its programs, including changes in the demographic composition of its audience base; and (5) competitive and alternative programs and advertising mediums.

Commercial air time is sold and managed on an order-by-order basis. Verge takes the following factors, among others, into account when pricing commercial air time: (1) the dollar value, length and breadth of the order; (2) the desired reach and audience demographic; (3) the quantity of commercial air time available for the desired demographic requested by the advertiser for sale at the time their order is negotiated; and (4) the proximity of the date of the order placement to the desired broadcast date of the commercial air time.

Verge’s net revenues consist of gross billings, net of the fees that advertising agencies receive from the advertisements broadcast on our air time, and fees to the independent third-party producers of and stations that own the programming during which the advertisements are broadcast, as well as certain other fees. Net revenues from radio advertising are recognized when the advertising has aired. Revenue generated from charging fees to radio stations and networks for music libraries, audio production elements, and jingle production services are recognized upon delivery, or on a straight-line basis over the term of the contract, depending on the terms of the respective contracts. The remaining revenue includes Verge’s effective commissions. Although no individual relationship is significant, the relative mix of such arrangements is significant when evaluating operating margin and/or increases and decreases in operating expenses.

Verge’s operating costs consist of (1) compensation costs of our personnel; (2) other operating costs associated with the costs of creating programming and services, research, maintaining and leasing office and studio facilities and professional services; and (3) station compensation costs associated with fees paid to radio stations for air time.

Depreciation and amortization is included within operating expenses and is shown as a separate line item. Transactions costs associated with the Merger are included within operating expenses and are shown as a separate line item.

On July 29, 2011, Verge exercised its option to purchase from Westwood for $4,950 all of the Formats that it had licensed from Westwood since 2006, pursuant to a management agreement. Following this purchase, the management agreement terminated. We will no longer pay a management fee to Westwood, which in the past has been approximately $2,500 per year.

Results of Operations

Three Months Ended September 30, 2011 Compared With Three Months Ended September 30, 2010

Revenue

For the three months ended September 30, 2011, revenue was $25,019 compared to $22,999 for the comparable period in 2010, an increase of 8.8%, or $2,020. The increase in revenue resulted from an improvement in the advertising marketplace in the third quarter of 2011 compared to 2010.

Compensation Costs

Compensation costs increased $276, or 3.2%, to $8,832 in the third quarter of 2011 from $8,556 in the third quarter of 2010. The increase in compensation costs is substantially related to an increase in personnel in the Formats business, which we expanded in 2011.

Other Operating Costs

Other operating costs, which consist primarily of programming expenses, decreased $554, or 6.8%, to $7,612 in the third quarter of 2011 from $8,166 in the third quarter of 2010. The decrease in other operating costs is primarily related to a decrease in legal expenses from an arbitration completed in 2010 that did not recur in 2011.

Station Compensation Costs

Station compensation costs increased $104, or 11.1%, to $1,045 in the third quarter of 2011 from $941 in the third quarter of 2010. The increase is related to an increase in the contracted amount of station compensation due to additional clearances of sports and other programming by radio stations.

Depreciation and Amortization

Depreciation and amortization decreased $379, or 11.6%, to $2,891 in the third quarter of 2011 from $3,270 in the third quarter of 2010. The decrease is primarily attributable to the depreciation of assets purchased in a 2008 acquisition that were fully depreciated as of June 30, 2011.

Transaction Costs

We incurred transaction costs aggregating $3,245 for the three months ended September 30, 2011 for merger-related costs, which were principally fees for professional services.

Operating Income

The operating income for the three months ended September 30, 2011 decreased $672 to $1,394 from $2,066 for the comparable period in 2010. This decrease in the income is primarily attributable to the 2011 Merger transaction costs of $3,245, increased compensation costs of $276 and station compensation costs of $104, partially offset by increased revenue of $2,020, lower other operating costs of $554 and lower depreciation and amortization of $379.

Interest Expense

Interest expense remained essentially unchanged at $5,674 in the third quarter of 2011 compared to $5,646 in the third quarter of 2010.

Income Tax Provision

Income tax provision in the third quarter of 2011 was essentially unchanged at $356 compared with a tax provision of $360 in the third quarter of 2010. The income tax provision for continuing operations was the result of our provision for state and local taxes and the tax amortization of goodwill, a portion of which which is not presumed to reverse in a definite period of time and therefore, cannot be utilized to support our deferred tax assets.

Loss from Continuing Operations

Our net loss from continuing operations for the third quarter of 2011 increased $696 to $4,636 from a net loss from continuing operations of $3,940 in the third quarter of 2010, which is primarily attributable to decreased operating income of $672. Loss per share from continuing operations for basic and diluted shares was $(0.93) in the third quarter of 2011, compared with net loss per share from continuing operations for basic and diluted of $(0.79) in the third quarter of 2010. Weighted average shares outstanding were the same for both periods.

(Loss) Income from Discontinued Operations

Our loss from discontinued operations, net of taxes for the third quarter of 2011 increased $1,780 to $(566) from income from discontinued operations, net of taxes of $1,214 in the third quarter of 2010. This increase in the loss was primarily the result of lower income from discontinued operations before tax benefits of $1,909, partially offset by a decreased tax provision of $129. The lower income from discontinued operations before tax benefits of $1,909 was the result of lower revenue of $6,240, partially offset by lower total cost of $4,331, due to the spin-off of the Digital Services business on July 29, 2011. This resulted in fewer days of revenue and expense in 2011 compared to 2010.

Net Loss

Our net loss for the third quarter of 2011 increased $2,476 to $5,202 from a net loss of $2,726 in the third quarter of 2010, which is primarily attributable to an increased loss from discontinued operations, net of tax of $1,780 and an increased after tax loss from continuing operations of $696. Net loss per share for basic and diluted shares was $1.04 in the third quarter of 2011, compared with net loss per share for basic and diluted of $0.54 in the third quarter of 2010.

Nine Months Ended September 30, 2011 Compared With Nine Months Ended September 30, 2010

Revenue

For the nine months ended September 30, 2011, revenue was $66,386 compared to $67,855 for the comparable period in 2010, a decrease of 2.2%, or $1,469. The decrease in revenue resulted from a weaker advertising market in the first half of 2011 compared to 2010.

Compensation Costs

Compensation costs increased $576, or 2.3%, to $26,006 for the nine months ended September 30, 2011 from $25,430 for the comparable period in 2010. The increase in compensation costs is substantially related to an increase in personnel in the Formats business, which we expanded in 2011.

Other Operating Costs

Other operating costs, which consist primarily of programming expenses, decreased $14, or 0.1%, to $22,346 for the nine months ended September 30, 2011 from $22,360 for comparable period of 2010. The decrease in other operating costs is primarily related to a decrease in legal expenses from an arbitration completed in 2010 that did not recur in 2011.

Station Compensation Costs

Station compensation costs increased $508, or 18.8%, to $3,216 for the nine months ended September 30, 2011 from $2,708 for the comparable period in 2010. The increase is related to an increase in the contracted amount of station compensation due to additional clearances of sports and other programming by radio stations.

Depreciation and Amortization

Depreciation and amortization was $9,603 for the first nine months of 2011, essentially unchanged from $9,637 for the first nine months of 2010.

Transaction Costs

We incurred transaction costs aggregating $3,245 for the nine months ended September 30, 2011 for merger-related costs, which were principally fees for professional services.

Operating Income

The operating income for the nine months ended September 30, 2011 was $1,970 compared to operating income of $7,720 for the comparable period in 2010, a decrease of $5,750. This decrease in the income is primarily attributable to 2011 transaction costs of $3,245, lower revenue of $1,469, increased station compensation costs of $508 and increased compensation costs of $576, partially offset by decreased other operating costs of $14.

Interest Expense

Interest expense or the first nine months of 2011was $16,444 compared to $13,745 for first nine months of 2010 and increase of $2,699, primarily from higher non-cash interest expense of 2,633.

Income Tax Provision

Income tax provision for the nine months ended September 30, 2011 was $1,067, essentially unchanged compared with a tax provision of $1,055 for the nine months ended September 30, 2010. The income tax provision for continuing operations was the result of our provision for state and local taxes and the tax amortization of goodwill, a portion of our goodwill is not presumed to reverse in a definite period of time and therefore, cannot be utilized to support our deferred tax assets.

Loss from Continuing Operations

Our loss from continuing operations for the nine months ended September 30, 2011 increased $8,461 to $15,541 from a net loss from continuing operations of $7,080 for the nine months ended September 30, 2010, which is primarily attributable to increased operating losses of $5,750 and higher interest expense of $2,699. Loss per share from continuing operations for basic and diluted shares was $3.10 for the nine months ended September 30, 2011, compared with net loss per share from continuing operations for basic and diluted of $1.44 for the nine months ended September 30, 2010. Weighted average shares outstanding increased in 2011 as a result of the issuance of 168,773 shares on May 28, 2010.

(Loss) Income from Discontinued Operations

Our loss from discontinued operations for the nine months ended September 30, 2011 increased $4,204 to a loss of $1,626 from income of $2,578 in the comparable period of 2010. This increase in loss from discontinued operations was primarily attributable to decreased income from discontinued operations before income taxes of $4,368, partially offset by a decreased tax provision of $164. The lower income from discontinued operations before tax benefits of $4,368 was the result of increased total expenses of $5,523, partially offset by an increase in revenue of $1,155.

Net Loss

Our net loss for the nine months ended September 30, 2011 increased $12,665 to $17,167 from a net loss of $4,502 for the nine months ended September 30, 2010, which is primarily attributable to an increased loss from continuing operations of $8,461 and an increased loss from discontinued operations of $4,204. Net loss per share for basic and diluted shares was $3.43 in the first nine months of 2011, compared with net loss per share for basic and diluted of $0.92 in the first nine months of 2010.

Cash Flow, Liquidity and Debt

Cash flows for the nine months ended September 30, 2011 and 2010 are as follows:

	Nine Months Ended September 30,
	2011	2010	Change
Net cash provided by operating activities	$11,635	$9,674	$1,961
Net cash used in investing activities	(16,113)	(34,049)	17,936
Net cash (used in) provided by financing activities	(9,151)	33,187	(42,338)
Net (decrease) increase in cash and cash equivalents	(13,629)	8,812	$(22,441)
Cash and cash equivalents, beginning of period	13,948	3,909
Cash and cash equivalents, end of period	$319	$12,721

Net cash provided by operating activities was $11,635 for the nine months ended September 30, 2011 and $9,674 for the nine months ended September 30, 2010, an increase of $1,961 in net cash provided by operating activities. The increase was principally attributable to increased non-cash items of $9,121 (primarily the absence of the 2010 remeasurment of $5,573 and non-cash interest of $2,633) and increased cash provided from other assets and liabilities of $5,505, primarily due to a decrease in accounts receivable of $2,695 and an increase in payable to related party of $2,587, partially offset by a higher net loss of $12,665.

Net cash used in investing activities was $16,113 for the nine months ended September 30, 2011 and $34,049 for the nine months ended September 30, 2010, a decrease of $17,936 in net cash used in investing activities. The decrease is primarily from a decrease in cash paid for acquisitions of $31,385, partially offset by the increase in the cash transferred to the Digital Services business of $5,877, the purchase of Formats for $4,950, increased capitalization of internal software of $1,514 and increased acquisition of property and equipment of $1,108.

Cash (used in) provided by financing activities was $(9,151) for the nine months ended September 30, 2011 compared to $33,187 in the nine months ended September 30, 2010. We repaid long-term debt of $8,513 and capital leases of $43 in the first nine months of 2011, compared to long-term debt repayments of $6,216 and capital lease repayments of $158 in 2010. In 2010, we increased our term loan by $20,000, we issued payable in kind ("PIK") notes for $15,000 and issued 168,773 shares of common stock for $6,076, which was partially offset by our deferral of financing costs of $1,515.

Cash flows from discontinued operations are presented within the cash flow statement.  Discontinued operations had a negative effect on net cash provided by operations of $2,368 primarily related to an increase in receivable from related party of $5,219 and a decrease in accrued expenses of $1,972, partially offset by a decrease in accounts receivable of $3,530.  In addition, discontinued operations had a negative effect on net cash used in investing activities primarily from the acquisition of property and equipment of $1,006 and internally developed software of $2,371. It is anticipated that the absence of the discontinued operations will have a positive impact on future cash flow as the discontinued operations have used cash in the past nine months.

Liquidity and Capital Resources

We continually project anticipated cash requirements, which may include requirements for potential merger and acquisition (“M&A”) activity, capital expenditures, principal and interest payments on our outstanding indebtedness, dividends and working capital requirements. To date, funding requirements have been financed through cash flows from operations, the issuance of equity, use of the line of credit and the issuance of long-term debt.

At September 30, 2011, our principal sources of liquidity were $319 in cash and $13,937 of borrowing availability under our line of credit, which provided $14,256 in total liquidity. As a result of the Merger that closed on October 21, 2011 and based on our current financial projections, we estimate that cash flows from operations will be sufficient to fund our cash requirements, including scheduled interest payments on our outstanding indebtedness and projected working capital needs, for at least the next 12 months. Notwithstanding our forecast and these actions, if our operating income does not meet our current financial projections, we may not have sufficient liquidity available to us to invest in our business to the extent we currently anticipate.

As of December 2, 2011, there was $155,000 outstanding under the New First Lien Term Facility, $85,000 outstanding under the New Second Lien Term Loan Facility, $30,000 outstanding under the PIK Notes and $4,600 outstanding under the $25,000 revolving credit facility (not including $2,020 in letters of credit used as security on various leased properties and issued thereunder).

Indebtedness

On October 21, 2011, in connection with the Merger, Westwood (our parent) entered into new credit agreements (see below under "New Credit Agreements") which we guaranteed as a subsidiary guarantor. A summary of our debt as of September 30, 2011 follows.
Pre-Merger Indebtedness

Prior to the Merger, we had senior notes are held by our major shareholders, Oaktree Capital Management, L.P. ("Oaktree") and Black Canyon Capital LLC ("Black Canyon"), certain members of management and others. There were two tranches of notes (collectively the "senior notes"); the first due November 1, 2013 with an interest rate of 14.5% and the other due October 31, 2013 with an interest rate of 15.5%. In each case, interest compounded quarterly and was payable in kind ("PIK") until the principal and accrued interest became due at maturity. The senior notes are shown on the consolidated balance sheet as long-term debt payable to related party and as part of long-term debt. As of September 30, 2011, the principal and interest payable on the November 1, 2013 notes was $92,449 and on the October 31, 2013 notes was $53,561. The amount of the interest accrued on each quarterly interest payment date was capitalized as principal. In the event of a default, the rate of interest increase would be 2% per annum. The senior notes contained certain financial and restrictive covenants, including restriction on the sale of assets, an offer to repurchase upon change of control, covenants on use of proceeds and maintenance of certain financial ratios.

In addition, the notes contained redemption features where we had the option to redeem any portion of the outstanding balance of the notes and capitalized interest thereon at 105%, 102.5% and 100% after June 15, 2011, 2012, and 2013, respectively. In May 2010, we borrowed $15,000 under the senior notes to finance an acquisition that was then spun-off to Triton Digital.

At September 30, 2011, the outstanding balance of the two tranches of senior notes was $39,618 for the November 1, 2013 notes (interest at 14.5%) and $67,307 for the October 31, 2013 notes (interest of 15.5%). At December 31, 2010, the outstanding balance of the two tranches of senior notes was $35,656 for notes with interest at 14.5% and $60,051 for notes with with interest of 15.5%.

As of September 30, 2011 and December 31, 2010, the outstanding balance under the term loan was $86,379 and $94,734, respectively. These balances reflect a $8,355 pay down on the term loan during the nine months ended September 30, 2011. The loan was subject to quarterly principal payments with a balloon payment at maturity in June 2013 and the interest rate was reset quarterly. The loan was subject to certain financial covenants, including maximum leverage ratios and minimum fixed charges. We were also subject to contingent principal payments based on excess cash flows (calculated annually), as defined in the note agreement. Borrowings are collateralized by substantially all the assets of Excelsior Radio Networks, LLC ("Excelsior") and are cross-collateralized with the line of credit.

At September 30, 2011 and December 31, 2010, the interest rate was 5.75% with interest payable quarterly at a rate of 4.75% above a LIBOR floor of 1%. If the three-month Eurodollar base rate was in excess of 4% for 30 consecutive days, we were required to maintain interest rate protection agreements covering a notional amount of not less than 50% of all outstanding indebtedness at that time. The weighted-average interest rate for the nine months ended September 30, 2011 and 2010 was 5.59% and 5.65%, respectively.

On September 30, 2011, $300 was outstanding under Excelsior's $15,000 line of credit.

New Credit Agreements

On October 21, 2011, in connection with the consummation of the Merger, Westwood as borrower and we, as a subsidiary guarantor, entered into (1) a First Lien Credit Agreement (as amended the “New First Lien Credit Agreement”) and (2) a Second Lien Credit Agreement (as amended, the “New Second Lien Credit Agreement” and, together with the New First Lien Credit Agreement, the “New Credit Agreements”). As described below, the New Credit Agreements were amended on November 7, 2011.

General Terms

The New First Lien Credit Agreement provides for (1) a term loan in an aggregate principal amount of $155,000 (the “New First Lien Term Loan Facility”), (2) a $25,000 revolving credit facility, $5,000 of which is available for letters of credit (the “New First Lien Revolving Credit Facility” and, together with the New First Lien Term Loan Facility, the “New First Lien Credit Facilities”) and (3) an uncommitted incremental facility in the amount of up to $25,000, of which $10,000 may be used to increase the amount of the New First Lien Revolving Credit Facility. The New Second Lien Credit Agreement provides for a term loan in an aggregate principal amount of $85,000 (the “New Second Lien Term Loan Facility” and, together with the New First Lien Term Loan Facility, the “New Term Loan Facilities”; the New Term Loan Facilities collectively with the New First Lien Revolving Credit Facility, the “New Credit Facilities”). Concurrently with the consummation of the Merger, the full amount of the New Term Loan Facilities was drawn, $9,600 in revolving loans were drawn, and approximately $2,020 of letters of credit were either rolled into the New First Lien Credit Facilities or issued in order to backstop existing letters of credit under Westwood's or Excelsior's prior credit agreements, which were repaid as of the consummation of the Merger.

The New First Lien Revolving Credit Facility has a five-year maturity. The New First Lien Term Loan Facility also has a five-year maturity. The New Second Lien Term Loan Facility has a five-year nine-month maturity. The principal amount of the New First Lien Term Loan Facility amortizes in quarterly installments equal to 2.5% (per annum) of the original principal amount of the New First Lien Term Loan Facility payable beginning March 31, 2012 and increases by an additional 2.5% per year for the first four and three-quarter years, with the balance payable at maturity. The entire amount of the New Second Lien Term Loan Facility is payable at maturity.

Subject to certain exceptions, the New Credit Facilities are subject to mandatory prepayments in amounts equal to: (a) 100% of the net cash proceeds from certain sales or other dispositions of assets (including as a result of casualty or condemnation) by us or any of our subsidiaries in excess of a certain amount and subject to customary reinvestment provisions and certain other exceptions; (b) 100% of the net cash proceeds from issuances or incurrences of debt by us or any of our subsidiaries (other than indebtedness permitted by the New Credit Agreements); and (c) beginning with the first full fiscal year after the closing date (2012), 75% of our annual excess cash flow. Unless the lenders under the New First Lien Credit Facilities waive mandatory prepayments, no prepayments are required under the Second Lien Term Loan Facility until the New First Lien Credit Facilities have been repaid in full.

In connection with the Merger and pursuant to a Letter Agreement, dated as of July 30, 2011 (the “Letter Agreement"), by and among the Company, Gores, certain entities affiliated with Oaktree, and certain entities affiliated with Black Canyon, we also issued $30,000 in aggregate principal amount of Senior Subordinated Unsecured PIK Notes (the “PIK Notes”) to Gores, certain entities affiliated with Oaktree, and certain entities affiliated with Black Canyon. The PIK Notes are unsecured, accrue interest at the rate of 15% per annum, mature on the sixth year three month anniversary of the issue date and are subordinated in right of payment to the New Credit Facilities.

On November 7, 2011, Westwood entered into a (1) First Amendment to the First Lien Credit Agreement, dated as of November 7, 2011, with the lenders party thereto (the “First Lien Amendment”) and (2) First Amendment to the Second Lien Credit Agreement, dated as of November 7, 2011, with the lenders party thereto (the “Second Lien Amendment”). Such amendments, among other things:  (1) require Westwood, after giving effect to any permitted acquisition under the First Lien Credit Agreement and Second Lien Credit Agreement, to (a) have liquidity of $10,000 and (b) have a Consolidated Leverage Ratio of at least 0.25 to 1.00 less than the level otherwise required to be met for the most recently completed fiscal quarter for which financial statements have been or were required to be delivered, and (2) cap the amount of pro-forma adjustments to Consolidated EBITDA that Westwood can claim as a result of, or in connection with, a permitted acquisition at 25% of the Consolidated EBITDA of the target entity.

Covenants

The New Credit Agreements contain a number of customary affirmative and negative covenants that, among other things, will limit or restrict Westwood's and its subsidiaries' (of which we are one) ability to: incur additional indebtedness (including guarantee obligations); incur liens; engage in mergers, consolidations, liquidations and dissolutions; sell assets; pay dividends and make other payments in respect of capital stock; make capital expenditures; make acquisitions, investments, loans and advances; pay and modify the terms of certain indebtedness; engage in certain transactions with affiliates; enter into certain speculative hedging arrangements; enter into negative pledge clauses and clauses restricting subsidiary distributions; change our lines of business; and change our accounting fiscal year, name or jurisdiction of organization. The affirmative and negative covenants in the New Second Lien Credit Agreement are substantially similar to the New First Lien Credit Agreement, with customary cushions and setbacks.

In addition, under the New Credit Agreements, we will be required to maintain a specified Minimum Consolidated Interest Coverage Ratio and not exceed a specified Maximum Consolidated Leverage Ratio each measured on the last day of each fiscal quarter beginning March 31, 2012, on a trailing, four-quarter basis.

QUARTER ENDING	MINIMUM CONSOLIDATED INTEREST COVERAGE RATIO (1)	MAXIMUM CONSOLIDATED LEVERAGE RATIO (2)
March 31, 2012	2.00 to 1	5.10 to 1
June 30, 2012	1.85 to 1	5.65 to 1
September 30, 2012	1.95 to 1	5.25 to 1
December 31, 2012	2.00 to 1	4.95 to 1
March 31, 2013	2.15 to 1	4.50 to 1
June 30, 2013	2.20 to 1	4.40 to 1
September 30, 2013	2.30 to 1	4.30 to 1
December 31, 2013	2.30 to 1	4.25 to 1
March 31, 2014	2.35 to 1	3.95 to 1
June 30, 2014	2.35 to 1	3.90 to 1
September 30, 2014	2.40 to 1	3.80 to 1
December 31, 2014	2.40 to 1	3.75 to 1
March 31, 2015	2.40 to 1	3.40 to 1
June 30, 2015	2.45 to 1	3.30 to 1
September 30, 2015	2.50 to 1	3.20 to 1
December 31, 2015	2.55 to 1	3.10 to 1
March 31, 2016	2.60 to 1	2.75 to 1
June 30, 2016	2.70 to 1	2.65 to 1
September 30, 2016	2.80 to 1	2.55 to 1
December 31, 2016	2.90 to 1	2.45 to 1

(1)	Minimum Consolidated Interest Coverage Ratio is defined as Consolidated EBITDA divided by Consolidated Cash Interest Expense.

(2)	Maximum Consolidated Leverage Ratio is defined as Consolidated Total Debt divided by Consolidated EBITDA.

Interest Rate

As of the closing date, at Westwood's election, the interest rate per annum applicable to the loans under the New Credit Facilities will be based on a fluctuating rate of interest determined by reference to either (1) a base rate determined by reference to the higher of (a) the prime rate, (b) the federal funds effective rate plus 0.50% and (c) (x) a Eurodollar rate applicable for an interest period of one month plus (y) 1.00%, in each case, plus an applicable margin or (2) a Eurodollar rate determined by reference to LIBOR, adjusted for statutory reserve requirements, plus an applicable margin. As of the closing date, the New First Lien Credit Facilities have applicable margins equal to 5.50%, in the case of base rate loans, and 6.50%, in the case of the Eurodollar rate for Eurodollar rate loans, and the New Second Lien Term Loan Facility has applicable margins equal to 10.50%, in the case of base rate loans, and 11.50%, in the case of Eurodollar rate loans. Borrowings under (a) the New First Lien Credits Facilities will be subject to a floor of 1.50% in the case of Eurodollar loans and (b) the New Second Lien Term Loan Facility will be subject to a floor of (x) 2.50% in the case of the base rate for base rate loans and (y) 1.50% in the case of the Eurodollar rate for Eurodollar loans.

Based on current rates, the annual rates of interest currently applicable to the New Credit Facilities are: 8.0% on the New First Lien Term Loan Facility (including the revolving credit facility) and 13.0% on the New Second Lien Term Loan Facility.

Events of Default

The New Credit Agreements contain customary events of default and if an event of default occurs and is continuing, the lenders may accelerate amounts due under the New Credit Agreements and exercise other rights and remedies.

Guaranty Agreements

In connection with the New First Lien Credit Facilities, Westwood and certain of its subsidiaries (including us) (the “Subsidiary Guarantors”) entered into a Guaranty and Security Agreement (the “First Lien Guaranty and Security Agreement”) securing substantially all of Westwood's and each guarantor’s tangible and intangible assets.

Cautionary Statement Concerning Forward-Looking Statements and Factors Affecting Forward-Looking Statements

This current report on Form 8-K, including “Item 1A-Risk Factors” and “Item 2-Management's Discussion and Analysis of Results of Operations and Financial Condition,” contains both historical and forward-looking statements. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements we make or others make on our behalf. Forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These statements are not based on historical fact but rather are based on management's views and assumptions concerning future events and results at the time the statements are made. No assurances can be given that management's expectations will come to pass. There may be additional risks, uncertainties and factors that we do not currently view as material or that are not necessarily known. Any forward-looking statements included in this document are only made as of the date of this document and we do not have any obligation to publicly update any forward-looking statement to reflect subsequent events or circumstances.

Item 1A. Risk Factors

In the risk factors below, when we refer to “we”, “us”, or “our”, we are referring to Westwood One, Inc. (our parent company) and its subsidiaries, of which we are one.

An investment in our common stock is speculative and involves a high degree of risk. You should carefully consider the risks described below, and the risk factors set forth in Part I - Item 1A - “Risk Factors” of the Information Statement on Schedule 14-C filed by Westwood with the SEC on September 16, 2011. Included below are risk factors arising from our recent merger (the “Merger”) with a subsidiary of Westwood (i.e. Merger Sub), as set forth in the Agreement and Plan of Merger dated as of July 30, 2011 (as amended, the “Merger Agreement”) which closed on October 21, 2011. These risk factors are substantially similar to the risk factors described in the Quarterly Filing on Form 10-Q for the quarter ended September 30, 2011 filed by Westwood with the SEC on November 14, 2011.

Risks Related to the Merger

Our indebtedness following the Merger is substantial.

The combined company has approximately $274,600 of indebtedness and both cash and accrued interest on this debt is substantial. As described in more detail under “Note 12 - Subsequent Events” above, our new indebtedness contains negative and financial covenants that will limit the operational flexibility of the combined company. This increased indebtedness could reduce funds available for additional acquisitions or other business purposes, restrict our financial and operating flexibility or create competitive disadvantages compared to other companies with lower debt levels. This in turn may reduce our flexibility in responding to changes in our businesses and in our industry.

The anticipated benefits of the Merger may not be realized fully and may take longer to realize than expected.

The success of the Merger will depend, in part, on the combined company's ability to successfully combine the businesses of Westwood and Verge, which prior to the closing of the Merger, operated as independent companies, and realize the anticipated benefits, including synergies, cost savings, innovation, operational efficiencies and growth opportunities, from the combination. As an example, we may not be able to eliminate the duplicative costs we have planned to eliminate or we may incur expenses not presently contemplated by us as a result of the integration of the two businesses. We also incurred significant transaction costs in connection with the Merger which we anticipate will be offset by our planned cost savings. If we are unable to achieve our objectives within the anticipated time frame, the anticipated net benefits may not be realized fully or at all, or may take longer to realize than expected. If any of the foregoing should occur, or we are unable to meet investors' expectations or achieve our long-term growth objectives, the value of the combined company's common stock may be harmed.

The Merger involves the integration of two businesses, which is a complex and time-consuming process and could result in material challenges, including, without limitation:

•	the diversion of management's attention from ongoing business concerns and performance shortfalls as a result of the devotion of management's attention to the Merger;

•	managing a larger combined company;

•	maintaining employee morale and retaining key management and other employees;

•	integrating two unique corporate cultures, which may prove to be incompatible;

•	the possibility of faulty assumptions underlying expectations regarding the integration process;

•	retaining existing clients and attracting new clients;

•	consolidating corporate and administrative infrastructures and eliminating duplicative operations;

•	coordinating geographically separate organizations and facilities;

•	unanticipated issues in integrating information technology, communications and other systems;

•	unanticipated changes in applicable laws and regulations;

•	managing tax costs or inefficiencies associated with integrating the operations of the combined company; and

•	making any necessary modifications to internal financial control standards to comply with the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder.

Many of these factors will be outside of our control and any one of them could result in increased costs, decreases in the amount of expected revenues and diversion of management's time and energy, which could materially impact our business, financial condition and results of operations. Even if we are able to successfully integrate the companies, there is a possibility that the Merger will not further our business strategy as we anticipate.

Due to legal restrictions, prior to the closing, we undertook only general and limited planning regarding the integration of the two companies. The actual integration may result in additional and unforeseen expenses, and the anticipated benefits of the integration plan may not be realized when anticipated. Delays encountered in the integration process could have a material adverse effect on the revenues, expenses, operating results and financial condition of the combined company.

Our financial results depend on our ability to maintain our relationships with advertisers, stations, customers and vendors, which relationships could potentially be affected by the Merger.

A substantial portion of the revenue we receive is a result of relationships with clients, customers and vendors and our future success will depend in part of our ability to maintain these client relationships and resolve potential conflicts that may arise. Our clients and vendors may have termination or other rights that may be triggered by the Merger, or these clients or vendors may decide not to maintain their level of business or to renew their existing relationships with us. If we are unable to maintain these relationships, our business, financial results and financial condition could be adversely affected.

The market price of our common stock may decline as a result of the Merger.

The market price of our common stock may decline as a result of the Merger if, among other things, (1) we are unable to achieve the expected growth in earnings, (2) if the operational cost savings estimates in connection with the integration of Westwood's business with ours are not realized or (3) if the transaction costs related to the Merger are greater than expected. The market price also may decline if we do not achieve the perceived benefits of the Merger as rapidly or to the extent anticipated by investors or analysts or if the effect of the Merger on our financial results is not consistent with their expectations.

Risks Related to Our Business and Industry

We have significantly increased the amount of our indebtedness and have limited liquidity, which could adversely affect our operations, flexibility in running our business and our ability to service our debt if our future operating performance does not meet our financial projections.

After the Merger which closed on October 21, 2011, the combined company (post-Merger) has a $155,000 first lien term loan; an $85,000 second lien term loan, $30,000 in aggregate principal amount of PIK Notes outstanding and a $25,000 revolving credit facility under which $4,600 has been drawn (not including $2,020 in letters of credit used as security on various leased properties and issued thereunder). Our ability to service our debt for the next twelve months will depend on our financial performance in an uncertain and unpredictable economic environment, competitive pressures and most significantly, our ability to achieve the cost-savings/synergies predicted as a part of the integration of the companies involved in the Merger, which synergies are significant. Also, as was the case with our former indebtedness, our New Credit Facilities include substantial non-financial covenants, including one that restricts our ability to incur additional indebtedness beyond certain minimum baskets. If our operating results decline and we do not meet our financial projections, and we are unable to obtain a waiver to increase our indebtedness and/or successfully raise funds through an issuance of equity, we would lack sufficient liquidity to operate our business in the ordinary course, which would have a material adverse effect on our business, financial condition and results of operations. If we were then unable to meet our debt service and repayment obligations under our New Credit Facilities, we would be in default under the terms of the agreements governing our New Credit Facilities, which if uncured, would allow our lenders to declare all outstanding indebtedness to be due and payable and materially impair our financial condition and liquidity.

We have had a history of operating losses in the past and there can be no assurance that will not have losses in the future. If we were to continue to incur operating losses, we could lack sufficient funds to continue to operate our business in the ordinary course.

Our operating results were significantly affected by the economic downturn that commenced in 2008.  During the economic downturn, advertisers and the agencies that represent them increased pressure on advertising rates, and in some cases, requested steep percentage discounts on ad buys, demanded increased levels of inventory re-negotiated booked orders and released advertising funds as late as possible in the cycle. The economy has shown signs of improvement, the overall economic recovery, especially in the advertising marketplace, has been slower than radio industry analysts had forecast.  Advertisers' demands and advertising budgets have not improved to pre-recession levels.  If a double-dip recession were to occur or if we do not generate advertising revenue to meet our projections, our financial position could worsen to the point where we would lack sufficient liquidity to continue to operate our business in the ordinary course.

The cost of our indebtedness is substantial, which further affects our liquidity and could limit our ability to implement our business plan.

As described above, after the Merger, the combined company has a $155,000 first lien term loan which bears interest at 8.0% per annum; an $85,000 second lien term loan which bears interest at 13.0% per annum, $30,000 in aggregate principal amount of PIK Notes outstanding which bear interest at 15.0% per annum and a $25,000 revolving credit facility under which $4,600 is drawn (not including $2,020 in letters of credit). As a result the interest on our current debt on an annualized basis is approximately $31,400. If the economy does not improve more significantly and advertisers continue to maintain reduced budgets, if our financial results continue to come under pressure or if we suffer unanticipated adverse effects as a result of our Merger (e.g., loss of customers, failure to realize synergies on a timely basis, incurrence of additional unexpected costs in connection with the integration of the businesses), we may be required to delay the implementation or reduce the scope of our business plan and our ability to develop or enhance our services or programs will likely be impacted. Without additional revenue, we may be unable to take advantage of business opportunities, such as acquisition opportunities or securing rights to name-brand or popular programming, or respond to competitive pressures. If any of the foregoing should occur, this could have a material and adverse effect on our business.

If our operating results do not achieve our financial projections, we may require additional funding, which if not obtained, would have a material and adverse effect on our business continuity and our financial condition.

We are operating in an uncertain economic environment, where the pace of an advertising recovery is unclear and we are facing increased cost pressures as described above. In connection with the Merger, the combined company now has approximately $274,600 outstanding in indebtedness, which includes $4,600 outstanding under our $25,000 revolver (not including $2,020 in letters of credit used as security on various leased properties and issued thereunder) and $30,000 in PIK Notes. If our operating results fall short of our financial projections, we may need additional funds. If further financing is limited or unavailable to us or if we are forced to fund our operations at a higher cost, these conditions could require us to curtail our business activities or increase our cost of financing, both of which could reduce our profitability or increase our losses. If we were to require additional financing, which could not then be obtained, it would have a material adverse effect on our financial condition and on our ability to meet our obligations.

After our Merger with Westwood, CBS Radio provides us with a significant portion of our commercial inventory and audience that we sell to advertisers. A material reduction in the audience delivered by CBS Radio stations or a material loss of commercial inventory from CBS Radio would have an adverse effect on our advertising sales and financial results.

While we provide programming to all major radio station groups, we have affiliation agreements with most of CBS Radio's owned and operated radio stations which, in the aggregate, provide us with a significant portion of the audience and commercial inventory that we sell to advertisers, much of which is in the more desirable top 10 radio markets. Although the compensation paid to CBS Radio under the March 2008 arrangement is adjustable based on the audience levels and commercial clearance it delivers (i.e., the percentage of commercial inventory broadcast by CBS Radio stations), any significant loss of audience or inventory delivered by CBS Radio stations, including, by way of example only, as a result of a decline in station audience, commercial clearance levels or station sales that resulted in lower audience levels, would have a material adverse impact on our advertising sales and revenue.

Since implementing the new arrangement in early 2008, CBS Radio has delivered improved audience levels and broadcast more advertising inventory than it had under the previous arrangement. However, there can be no assurance that CBS Radio will maintain these higher levels and these higher levels mean our station compensation payable to CBS Radio has been significantly increased. While our arrangement with CBS Radio is scheduled to terminate in 2017, there can be no assurance that such arrangement will not be breached by either party. If our agreement with CBS Radio were terminated as a result of such breach, our results of operations could be materially impacted.

Our ability to improve our operating results largely depends on the audiences we deliver to our advertisers.

Our revenue is derived from advertisers who purchase commercial time based on the audience reached by those commercials. Advertisers determine the audience(s) they want to reach according to certain criteria, including the size of the audience, their demographics (e.g., gender, age), the market and daypart in which their commercials are broadcast and the format of the station on which the commercials are broadcast. The new electronic audience measurement technology known as The Portable People Meter™, or PPM™, introduced in 2007 impacted audience levels for most programming across the radio industry in the first few years of its introduction (2008-2010). However, in the most recent book, RADAR 110, that reported ratings for our RADAR inventory (which comprises approximately half of our total inventory) the first 33 markets (including 19 of the top 20 markets) were fully incorporated into the ratings books and all 48 markets have been incorporated (at some level) into the RADAR books which leads us to believe the impact of PPM has been largely absorbed by the marketplace. However, we may continue to be impacted by PPM as 15 markets have yet to be fully incorporated into the ratings books. Audience levels also can change for several reasons other than PPM, including changes in the radio stations included in a RADAR network, such stations' clearance rates for our inventory, general radio listening trends and additional changes in how audience is measured. In 2011, inventory became more expensive as it became more limited for purchase. To the extent we believe our business requires additional inventory, we may need to purchase such inventory in advance of our having definitive data on audience levels, such that if we do not accurately predict how much additional inventory will be required to offset declines in audience, or cannot purchase comparable inventory to our current inventory at efficient prices, our future operating profits could be materially and adversely affected.

Our business is subject to increased competition from new entrants into our business, consolidated companies and new technologies/platforms, each of which has the potential to adversely affect our business.

Our businesses operate in a highly competitive environment. Our radio programming competes for audiences directly with radio stations and other syndicated programming. We also compete for advertising dollars with other media such as television, satellite radio, newspapers, magazines, cable television, outdoor advertising, direct mail and, increasingly, digital media. While the overall radio audience has remained stable, these new media platforms have gained an increased share of advertising dollars and their introduction could lead to decreasing revenue for traditional media. New or existing competitors may have resources significantly greater than our own. In particular, the consolidation of the radio industry has created opportunities for large radio groups, such as Clear Channel Communications, CBS Radio and Cumulus Media to gather information and produce radio programming on their own. While we believe that our recent Merger has provided us with a broader, more robust and more diverse range of programming and services (including a Digital Reseller Agreement with Triton Digital), we do not own and operate radio stations, while each of the aforementioned competitors do, which provides them with a built-in distribution network for their programs and products. As a result, the Merger may not necessarily translate into our ability to maintain or increase our market share, our audience ratings or our advertising revenue, particularly if we are unable to maintain our existing relationships with our customers after the Merger. To the extent the audience for our programs were to decline, advertisers' willingness to purchase our advertising could be reduced.

Our failure to obtain or retain the rights in popular programming could adversely affect our operating results.

The operating results from our radio programming business depends in part on our continued ability to secure and retain the rights to popular programming and then to sell such programming at a profit. We obtain a significant portion of our programming from third parties. For example, some of our most widely heard broadcasts, including certain NFL and NCAA games, are made available based upon programming rights of varying duration that we have negotiated with third parties. Competition for popular programming that is licensed from third parties is intense, and due to increased costs of such programming or potential capital constraints, we may be outbid by our competitors for the rights to new, popular programming or to renew popular programming currently licensed by us. Even when we are able to secure popular programming, the fee thereof (particularly sports programs), is often significantly increased as a result of the competitive bidding process, which requires that we sell the advertising in this programming at a sufficiently higher volume and rate to offset the increased fees. While the Merger has diversified our business and provided us with a wider array of programming and services, our failure to obtain or retain rights to popular content could adversely affect our operating results.

If we are not able to integrate future M&A activity successfully, our operating results could be harmed.

We evaluate M&A opportunities, including acquisitions and dispositions, on an ongoing basis and intend to pursue opportunities in our industry and related industries that can assist us in achieving our growth strategy. The success of our future strategy will depend on our ability to identify, negotiate, complete and integrate M&A opportunities and, if necessary, to obtain satisfactory debt or equity financing to fund such opportunities. M&A is inherently risky, and any M&A transactions we do complete may not be successful.

Even if we are able to consummate the M&A transactions we pursue, such transactions may involve certain risks, including, but not limited to, the following:

•	diversion of our management's attention from normal daily operations of our business;

•	responsibility for the liabilities of the businesses we sell, merge with and/or acquire;

•	insufficient revenue to offset increased expenses associated with the M&A transactions we consummate or inability to realize the synergies we identify;

•	inability to maintain the key business relationships and reputations in connection with such M&A;

•	potential loss of key employees in connection with any M&A we undertake;

•	difficulty in integrating and managing the operations, technologies and products of the companies we merge with and/or acquire;

•	uncertainty of entry into markets in which we have limited or no prior experience or in which competitors have stronger market positions; and

•	dependence on unfamiliar affiliates and partners of the companies we merge with and/or acquire.

Our success is dependent upon audience acceptance of our content which is difficult to predict.

Revenue from our radio business is dependent on our continued ability to anticipate and adapt to changes in consumer tastes and behavior on a timely basis. Because consumer preferences are consistently evolving, the commercial success of a radio program is difficult to predict. It depends on the quality and acceptance of other competing programs, the availability of alternative forms of entertainment, general economic conditions and other tangible and intangible factors, all of which are difficult to predict. An audience's acceptance of programming is demonstrated by rating points which are a key factor in determining the advertising rates that we receive. Low ratings can lead to a reduction in pricing and advertising revenue. Consequently, low public acceptance of our content could have an adverse effect on our results of operations.

Risks Related to Our Common Stock

Our common stock may not maintain an active trading market which could affect the liquidity and market price of our common stock.

Post merger, our common stock is listed on the NASDAQ Global Market. However, there can be no assurance that an active trading market on the NASDAQ Global Market will be maintained, that our common stock price will increase or that our common stock will continue to trade on the exchange for any specific period of time. If we are unable to maintain our listing on the NASDAQ Global Market, we may be subject to a loss of confidence by customers and investors and the market price of our shares may be affected.

Sales of additional shares of common stock by Oaktree, Gores or our other significant equity holders (former holders of Westwood's 15% Senior Notes) could adversely affect the stock price.

Oaktree and Gores own approximately 44% and 31%, respectively, of our common stock on a combined basis (i.e., Class A common stock and Class B common stock), after the Merger. There can be no assurance that at some future time Oaktree, Gores, or our other former holders of Westwood's 15% Senior Notes, will not, subject to the applicable volume, manner of sale, holding period and limitations of Rule 144 under the Securities Act, sell additional shares of our common stock, which could adversely affect our share price. The perception that these sales might occur could also cause the market price of our common stock to decline. Such sales could also make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate.

Oaktree and Gores are able to exert significant influence over us and our significant corporate decisions and may act in a manner that advance their best interest and not necessarily those of other stockholders.

As a result of their collective post-merger beneficial ownership of 75% of our common stock (i.e., Class A common stock and Class B common stock or on a combined basis) and their ability to collectively appoint all of the directors of the Board, Oaktree and Gores have voting control over our corporate actions (Gores owns 76% of the Class A common stock, which votes as a separate class on certain actions on a Board and stockholder level; Oaktree owns 76.8% of the Class B common stock, which votes as a separate class on certain actions). For so long as Oaktree and Gores continue to beneficially own shares of common stock representing more than 50% of the voting power of our common stock, they will be able to elect the members of our Board and determine the outcome of all matters submitted to a vote of our stockholders, including matters involving mergers or other business combinations, the acquisition or disposition of assets, the incurrence of indebtedness, the issuance of any additional shares of common stock or other equity securities and the payment of dividends on common stock (subject to the covenants and limitations set forth in our New Credit Facilities). Each of Oaktree and Gores may act in a manner that advances their best interests and not necessarily those of other stockholders by, among other things:

•	delaying, deferring or preventing a change in control;

•	impeding a merger, consolidation, takeover or other business combination;

•	discouraging a potential acquirer from making a tender offer or otherwise attempting obtain control; or

•	causing us to enter into transactions or agreements that are not in the best interests of all of our stockholders.

Provisions in our restated certificate of incorporation and by-laws and Delaware law may discourage, delay or prevent a change of control of our company or changes in our management and, therefore, depress the trading price of our common stock.

Provisions of our post-merger restated certificate of incorporation and by-laws and Delaware law may discourage, delay or prevent a merger, acquisition or other change in control that stockholders may consider favorable, including transactions in which you might otherwise receive a premium for your shares of our common stock. These provisions may also prevent or frustrate attempts by our stockholders to replace or remove our management. The existence of the foregoing provisions and anti-takeover measures could limit the price that investors might be willing to pay in the future for shares of our common stock. They could also deter potential acquirers of our company, thereby reducing the likelihood that you could receive a premium for your common stock in an acquisition. In addition, we are subject to the provisions of Section 203 of the Delaware General Corporation Law, which may prohibit certain business combinations with stockholders owning 15% or more of our outstanding voting stock. This provision of the Delaware General Corporation Law could delay or prevent a change of control of our company, which could adversely affect the price of our common stock.

We do not anticipate paying dividends on our common stock.

We do not anticipate paying any cash dividends on our common stock in the foreseeable future. We currently anticipate that we will retain all of our available cash, if any, for use as working capital and for other general corporate purposes. Any payment of future cash dividends will be at the discretion of our Board and will depend upon, among other things, our earnings, financial condition, capital requirements, level of indebtedness, statutory and contractual restrictions applying to the payment of dividends and other considerations that our Board deems relevant. In addition, our New Credit Facilities restrict the payment of dividends.

Any further issuance of shares of preferred stock by us could delay or prevent a change of control of our company, further dilute the voting power of the common stockholders and adversely affect the value of our common stock.

Our Board of Directors has the authority to cause us to issue, without any further vote or action by the stockholders, up to 10,000,000 shares of preferred stock, in one or more series, to designate the number of shares constituting any series, and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, voting rights, rights and terms of redemption, redemption price or prices and liquidation preferences of such series. To the extent we choose to issue preferred stock, any such issuance may have the effect of delaying, deferring or preventing a change in control of our company without further action by the stockholders, even where stockholders are offered a premium for their shares. In connection with the Merger, we issued 9,691.374 shares of Series A Preferred Stock on October 21, 2011.

The further issuance of shares of preferred stock with voting rights may adversely affect the voting power of the holders of our other classes of voting stock either by diluting the voting power of our other classes of voting stock if they vote together as a single class, or by giving the holders of any such preferred stock the right to block an action on which they have a separate class vote even if the action were approved by the holders of our other classes of voting stock.

The issuance of shares of preferred stock with dividend or conversion rights, liquidation preferences or other economic terms favorable to the holders of preferred stock (as was the case with the Series A Preferred Stock) could adversely affect the market price for our common stock by making an investment in the common stock less attractive. For example, investors in the common stock may not wish to purchase common stock at a price above the conversion price of a series of convertible preferred stock because the holders of the preferred stock would effectively be entitled to purchase common stock at the lower conversion price causing economic dilution to the holders of common stock.

The foregoing risk factors that appear above may affect future performance. The accuracy of the forward-looking statements included in the risk factors above are illustrative, but are by no means all-inclusive or exhaustive. Accordingly, all forward-looking statements should be evaluated with the understanding of their inherent uncertainty.

Item 3. Quantitative and Qualitative Disclosures about Market Risk

As of September 30, 2011, we had exposure to changing interest rates under our term notes payable. We were not party to any derivative financial instruments during the nine months ended September 30, 2011.

We monitor our positions with, and the credit quality of, the financial institutions that are counterparties to our financial instruments, and do not anticipate non-performance by the counterparties.

Our receivables do not represent a significant concentration of credit risk due to the wide variety of customers and markets in which we operate.

Item 4. Controls and Procedures

Under the supervision and with the participation of our Chief Executive Officer and Chief Financial Officer (each appointed on October 21, 2011 at the time of the Merger), our management carried out an evaluation of the effectiveness of our disclosure controls and procedures as of September 30, 2011 (the “Evaluation”). Based upon the Evaluation, our Chief Executive Officer and Chief Financial Officer concluded that our disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e)) are effective as of September 30, 2011 in ensuring that information required to be disclosed by us in the reports that we file or submit under the Exchange Act is recorded, processed, summarized and reported within the time periods specified by the SEC's rules and forms and that information required to be disclosed by us in the reports we file or submit under the Exchange Act is accumulated and communicated to our management, including our principal executive and principal financial officer, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure. There were no changes in our internal control over financial reporting during the quarter covered by this report that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting. On October 21, 2011, we completed the Merger and we are currently integrating policies, processes, people, technology and operations for the combined company. Management will continue to evaluate our internal control over financial reporting as we execute integration activities related to the Merger.

PART II. OTHER INFORMATION

Item 1. Legal Proceedings

From time to time, we are named as a defendant in certain lawsuits. Our management's opinion is that the outcome of such litigation will not materially affect our consolidated financial position or our results of operations or cash flows. There were no material developments in the third quarter of 2011 to the legal proceeding described in the Information Statement on Schedule14-C filed by Westwood with the SEC on September 16, 2011.

Item 1A. Risk Factors

A description of the risk factors associated with our business is included under "Cautionary Statement Concerning Forward-Looking Statements and Factors Affecting Forward-Looking Statements " in "Management's Discussion and Analysis of Financial Condition and Results of Operations," contained in Item 2 of Part I of this report.

Item 2. Unregistered Sales of Equity Securities and Use of Proceeds

During the quarter ended September 30, 2011, we did not purchase any of our common stock.

Issuer Purchases of Equity Securities

Period	Total Number of Shares Purchased in Period	Average Price Paid Per Share	Total Number of Shares Purchased as Part of Publicly Announced Plan or Program	Approximate Dollar Value of Shares that May Yet Be Purchased Under the Plans or Programs (A)
7/1/2011 to 7/31/2011	—	N/A	—	—
8/1/2011 to 8/31/2011	—	N/A	—	—
9/1/2011 to 9/30/2011	—	N/A	—	—

Item 3. Defaults Upon Senior Securities

None.

Item 4. [Removed and Reserved]

Item 5. Other Information

None.

Item 6. Exhibits

None

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

WESTWOOD ONE, INC.

By: /S/ Hiram M. Lazar
Name: Hiram M. Lazar
Title: Chief Financial Officer

Date: December 9, 2011